Exhibit 99.1

Local Insight Regatta Holdings, Inc. Files

Amended 10-Q for Third Quarter 2008

DENVER, COLORADO – January 15, 2009 – Local Insight Regatta Holdings, Inc. (“LIRH”) today announced that it has filed an amendment to its Quarterly Report on Form 10-Q (the “Form 10-Q/A”) for the quarterly period ended September 30, 2008, originally filed on December 1, 2008, to amend and restate its consolidated financial statements as of September 30, 2008 and for the three and nine months ended September 30, 2008.

The Form 10-Q/A was filed following LIRH’s identification of certain errors in its application of non-cash purchase accounting adjustments related to the acquisition in April 2008 of substantially all the assets of the Independent Line of Business division of L.M. Berry and Company and the acquisition of Local Insight Yellow Pages, Inc. in November 2007.

The restatement of LIRH’s consolidated financial statements reflects non-cash adjustments associated with purchase accounting, and does not have any effect on LIRH’s previously reported advertising sales, cash balances, EBITDA-as adjusted or free cash flow as of September 30, 2008 and for the three and nine month periods ended September 30, 2008. Please refer to the Form 10-Q/A for a reconciliation of these adjustments.

About Local Insight Regatta Holdings, Inc.

Local Insight Regatta Holdings, Inc. is a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. Local Insight Regatta Holdings has two principal operating subsidiaries: Local Insight Yellow Pages, Inc., or LIYP, and The Berry Company LLC, or The Berry Company. LIYP is the seventh largest Yellow Pages directory publisher in the United States. LIYP is the exclusive official publisher of Windstream Corporation’s print and Internet directories and also publishes print directories for more than 75 other telephone companies. LIYP offers Internet Yellow Pages services through the WindstreamYellowPages.com website. The Berry Company provides an integrated array of outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of more than 75 customers, over 30 of which rely on The Berry Company for the publication of their Internet Yellow Pages directories.

For more information, please see www.localinsightregattaholdings.com.

Local Insight Regatta Holdings is a wholly-owned subsidiary of Local Insight Media Holdings, Inc. Local Insight Media is a portfolio company of Welsh, Carson, Anderson & Stowe, or WCAS. Since its founding in 1979, WCAS has organized 14 limited partnerships with total capital of over $16 billion. Since its inception, WCAS has invested in 159 companies in its target industries and has funded over 650 follow-on acquisitions.

Investor Contact:	Media Contact:

Brooke Martellaro	Pat Nichols
303.867.1667	303.867.1651
brooke.martellaro@localinsightmedia.com	pat.nichols@localinsightmedia.com

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